Exhibit 10.15.3

October 12, 2015

Martin Klein

301 Virginia Street, Unit 1601

Richmond, VA 23219

Re:	Employment and Confidentiality and Non-Compete Agreement, Bermuda

Dear Marty,

I am pleased to offer you the following terms and conditions of your employment on behalf of Athene Holding Ltd., a Bermuda exempted company and its affiliates (the “Company”).

I.	EMPLOYMENT

Subject to the Conditions below, the Company hereby employs you and you hereby accept such employment, upon the terms and conditions hereinafter set forth, commencing on [November 2], 2015. This is an offer for employment at will and either you or the company can terminate your employment at any time. In addition, you understand that this is not a contract of employment and should not be relied upon as such. The effectiveness of this offer and the terms and conditions set forth herein are expressly conditioned upon:

•	Your execution and return of this letter agreement on or before 7 (seven) days of receipt

•	Satisfactory completion of background, credit and reference checks

•	The receipt of necessary board and compensation committee approvals of the Company

II.	DUTIES

A.	You shall serve during the course of your employment as EVP, Chief Financial Officer of Athene Holding Ltd. and shall report to Jim Belardi, CEO of the Company, and shall have such duties and responsibilities as are consistent with such title and position with the Company and as may be reasonably assigned to you from time to time.

B.	During the period of your employment with the Company, you shall (i) devote substantially all of your business time, energy and skill to the performance of your duties for the Company and its affiliates, and (ii) perform such duties in a faithful, effective and efficient manner to the best of your abilities. The Company shall have the right to require you to resign from any board or similar body (including, without limitation, any association, corporate, civic or charitable board or similar body) on which you may then serve if the Company reasonably determines that your service on such board or body interferes with the effective discharge of your duties and responsibilities to the Company.

C.	You will work principally in the Company’s offices located in California, and you will also periodically travel to and work from other company offices in the U.S, Germany and Bermuda. You agree that you will be regularly present at one of those offices and acknowledge that additional travel from time to time may be required in the course of performing your duties. For the remainder of 2015, your travel will be considered a business expense during the transitory time. In 2016 and forward, expenses related to travel from your principal state of residence to Iowa will be reimbursed and considered taxable income. Your income will be grossed up to cover the additional tax related expense.

D.	At all times, you agree to abide by all Company policies including the Company’s Operating Guidelines and Employee Handbook.

E.	You agree that you may be assigned at any time by the Company to work for any Group Companies (as defined below) and that such employment with any other Group Company may be for whole or part of the term of this Agreement (on a fulltime basis or as part of a split role between the Company and the Group Company). You agree that your remuneration and benefits may be paid and/or provided by such Group Company. You agree to sign any necessary contracts to facilitate all such assignments. For the purposes of this clause, Group Company means and includes any company which is from time to time a holding company (as defined by Section 86 of the Companies Act 1981, but irrespective of whether it is a Bermuda company or an overseas company) of the Company, a subsidiary company (as so defined) of the Company, a subsidiary company (as so defined) of a holding company (as so defined) of the Company or in which the Company owns at least 50% of the issued share capital.

III.	COMPENSATION

During the period in which you are employed with the Company, you shall be entitled to the compensation and benefits set forth in this Section III:

A.	Base Salary. Your base compensation will be $22,916.67 paid to you semi-monthly, which is equal to $550,000 on an annual basis and subject to deductions required by law.

B.	Annual Bonus. You will be considered for an annual incentive bonus with respect to each fiscal year of your employment with the Company, the amount, terms and conditions of such bonus (if any) to be determined in the sole discretion of the Company. For each fiscal year you are employed, your target bonus will be 150% of your Base Salary. Any bonus granted is to be determined in the sole discretion of the Company. For fiscal year 2015, your target bonus will be prorated for your length of employment with a minimum payment of $500,000.

C.	Equity Grant. On [date], Athene Holding Ltd. (“Holding”), will grant you 260,000 Class M shares at $27.83 (the “Equity Grant”) available for grant under Holding’s 2014 Share Incentive Plan (the 2014 Plan”). The Equity Grant shall be made pursuant to Holding’s 2014 Plan, a copy of which shall be provided to you and be subject to such further terms and conditions as set forth in a Restricted Share Award Agreement to be entered into by the Company and you to evidence the Equity Grant. The vesting terms will be as follows:

•	One-third (1/3) will vest ratably in equal installments on the 1st, 2nd, 3rd, 4th and 5th anniversaries of the grant date;

•	One-third (1/3) will vest when Class A shares have attained a per share volume weighted average closing trading price of $50 or more during any 120 day period; and

•	One-third (1/3) will vest when Class A shares have attained a per share volume weighted average closing trading price of $70 or more during any 120 day period

If equity awards have not vested within ten (10) years from the date of grant, such awards will be forfeited.

Your equity grant contains a Non Compete/Solicitation clause. Since you are required to comply with post-separation Non-Competition/Solicitation Covenants for a period is longer than the number of weeks of Pay to which you are entitled under the formula outlined in our severance policy, the amount of your severance benefit will be increased to an amount equal to the same number of weeks and in no event will you receive a severance benefit under this Plan which exceeds two (2) times your annual compensation (as described in Labor Reg. Section 2510.3-2(b)) received during the year immediately preceding the year in which your Termination Date occurs. Under no circumstances will you be eligible for any severance benefits if you are terminated for Cause or resign without good reason, even if you are required to comply with post-separation Non- Competition/Solicitation Covenants.

As part of your employment, you are also required to purchase 65,000 Class A shares at $27.83 per share. Such shares are restricted securities and, following any initial public offering, will be subject to standard lockups applicable to senior officers of the Company. The terms and conditions applicable to the purchase of such Class A shares shall be set forth in a subscription agreement relating to such shares (the “Subscription Agreement”). The Certificate of Altered Memorandum of Association, the Bye-laws of the Company, the Subscription Agreement, the Registration Rights Agreement and the Shareholders Agreement of the Company provide for additional restrictions and limitations with respect to the shares.

D.	Reimbursement of Business Expenses. You are authorized to incur reasonable expenses in carrying out your duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses you incur during your employment in connection with carrying out your duties for the Company, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time.

E.	Relocation. The Company shall reimburse you up to $25,000 for the reasonable costs incurred for the relocation of household goods and vehicles, subject to your prompt documentation of such expense to facilitate timely reimbursement. Relocation expenses must be submitted within one year of employment.

In the event you voluntarily end your employment with Athene within six (6) months following the date of your relocation, you agree that you shall repay all expenses received as reimbursement for relocation purposes to Athene in full within 30 days of the effective date of your termination of employment. You hereby authorize the deduction of this amount from any amounts owed to you by the Company, and/or agree to repay this amount directly.

F.	Company Housing. You will be able to utilize temporary company housing when traveling to the Iowa location.

IV.	BENEFITS

You will be eligible to participate in all Company-sponsored benefit plans beginning the first of the month following or coinciding with your hire date. This includes the group life, accidental death & dismemberment, medical, dental and vision plans in accordance with the terms of each of those plans. For the Athene Savings & Retirement Plan, you will be eligible to participate as soon as administratively possible following your hire date. You will be provided with a full benefits packet on your first day of employment.

Additionally, you will be eligible to participate in the Athene Savings & Retirement Plan (401(k) Plan) & the Athene Supplemental Executive Retirement Plan (SERP), upon employment. These plans allow for a combined elective deferral of up to 90% of your compensation (as defined by the Plans). Contributions to the 401(k) Plan may be made by pre-tax contributions or after-tax Roth 401(k) contributions, or as a combination thereof. The 401(k) Plan provides a matching contribution equal to 100% of the first 5% deferred, up to IRS limits. You will be 100% vested in employer matching immediately. There is no employer match contribution under the SERP.

You will accrue 6 hours of Paid Time Off (PTO) per pay period, or 18 days of vacation during a full year of employment, plus two floating days. The Athene Benefits summary document attached provides additional information on benefits, PTO and company holidays.

V.	OBLIGATIONS OF THE COMPANY ON TERMINATION

The Agreement may be terminated by the employee or the Company at any time by giving 2 (TWO) months notice in writing. During this notice period, you shall perform whatever tasks are assigned to you by the Company.

The Company has the right, in its discretion, to terminate the Agreement with a payment in lieu of notice. The Agreement may be terminated by the Company without notice or payment in lieu of notice:

(i)	if the employee is guilty of any gross default or misconduct in connection with or affecting the business of the Company or a Group Company or of any repeated misconduct after due warning has been given;

(ii)	in the event of any serious or repeated breach or non-observance by the employee of any of the stipulations in this Agreement.

Provisions relating to Termination, Disciplinary and Grievance Procedures, and Standards of Conduct are further outlined in the Company’s Employee Handbook.

VI.	WITHHOLDING TAXES

Notwithstanding anything else herein to the contrary, the Company does not withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable foreign law or regulation. Please note that it is your responsibility to seek out advice from a tax professional about your personal tax liability prior to signing this agreement. The Company is not responsible for personal income taxes resulting from compensation (including housing and related allowances, benefits or subsidies) earned during your employment.

VII.	PROTECTIVE COVENANTS

A.	Confidential Information; Inventions.

(i)	During the period of time during which you are employed by the Company and following the termination of your employment, you shall not disclose or use at any time any Confidential Information (as defined below) of which you are or become aware, whether or not such information is developed by you except to the extent that such disclosure or use is directly related to and required by your performance in good faith of duties for the Company. You will take all appropriate steps to safeguard Confidential Information in your possession and to protect it against disclosure, misuse, espionage, loss and theft. You shall deliver to the Company at the termination of your employment, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as defined below) of the business of the Company or any of its affiliates which you may then possess or have under your control. Notwithstanding the foregoing, you may truthfully respond to a lawful and valid summons, subpoena or other legal process, but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist the Company and such counsel in resisting or otherwise responding to such process. Nothing herein (including, without limitation, any provision of this Section VII) shall, or is intended to, limit your right to file a proceeding with, or provide truthful evidence or other information to, any federal, state or local governmental agency.

(ii)	As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or its affiliates in connection with their businesses, including, but not limited to, information, observations and data obtained by you while employed by the Company or any predecessors thereof (including those obtained prior to the date hereof) concerning (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers or clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar or related information in whatever form. Confidential Information will not include any information that has been published (other than a disclosure by you in breach of this Agreement) in a form generally available to the public prior to the date that your employment with the Company terminates or the date you propose to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(iii)

As used in the Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (Whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing or otherwise) which relates to the Company’s or any of it affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived developed or made by you (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the date hereof) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that you may have discovered, invented or originated during your employment by the Company or any of its affiliates prior to the date hereof, that you may discover, invent or originate during your employment with the Company, shall be the exclusive property of the Company and its affiliates, as applicable, and you hereby assign all of your right, title and interest in and to such Work Product to the Company or its applicable affiliate, including all intellectual property rights therein. You shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any of its affiliates’, as applicable) rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its affiliates’, as applicable) rights therein. You hereby appoint the Company as your attorney-in-fact to execute on your behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company, the Company’s (and any of its affiliates’, as applicable) right to any Work Product

B.	Non-Solicitation of Employees and Consultants.

During the period of time during which you are employed by the Company and for a twelve (12) months after the termination of your employment, you will not directly or indirectly through any other Person (i) induce or attempt to induce any senior employee or independent contractor, with whom you had material contact or dealings in the course of your employment of the Company or any affiliate of the Company to leave the employ or service, as applicable, of the Company or such affiliate, or in any way interfere with the relationship between the Company or any such affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand, or (ii) hire any person who was an employee of the Company or any affiliate of the Company, in each case, until twelve (12) months after such individual’s employment relationship with the Company or such affiliate has been terminated.

C.	Non-Solicitation of Customers

During the period of employment and for a period of twelve (12) months after the termination of your employment, you will not directly or indirectly through any other Person influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, ceding companies, associates, consultants, agents, or partners, with whom either you had material personal dealings pursuant to your employment or any employee who was under your direct or indirect supervision had material personal dealings pursuant to the employment of the Company or such affiliate, and you will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any affiliate of the Company, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint ventures, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.

D.	Understanding of Covenants.

You represent and agree that you (i) are familiar with and carefully considered that foregoing covenants set forth in this Section VII (together, the “Restrictive Covenants”), (ii) are fully aware of your obligations hereunder, (iii) agree to the reasonableness of the length of time, as applicable, of the Restrictive Covenants, (iv) agree that the Restrictive Covenants are necessary to protect the Company’s and it affiliates’ confidential and proprietary information, good will, stable workforce and customer relations, and (v) agree that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section VI regardless of whether you are then entitled to receive severance pay or benefits from the Company. You understand that the Restrictive Covenants may limit your ability to earn a livelihood in a business similar to the business of the Company and any of its affiliates, but you nevertheless believe that you have received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given your education, skills and ability), you do not believe would prevent him from otherwise earning a living. You agree that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to your detriment.

E.	Enforcement.

You agree that your Services are unique and that you have access to Confidential Information and Work Product. Accordingly, you agree that your breach of any of the covenants in this Section VII would cause immediate or irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, you agree that in the event of any breach or threatened breach of any provision of this Section VII, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in any jurisdiction the Company deems appropriate in order to enforce or prevent any violations of the provisions of this Section VII, as the case may be, or require you to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section VII, if and when final judgment of a court of competent jurisdiction is so entered against you. You further agree that the applicable period of time any Restrictive Covenant is in effect following the date of your termination of employment, as determined pursuant to the foregoing provisions of this Section VII, such period of time shall be extended by the same amount of time that you are in breach of any Restrictive Covenant.

VIII.	MODIFICATION

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

IX.	SEVERABILITY

If any provision of the Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

X.	COMPLIANCE WITH 409A OF THE CODE

Reimbursement of expenses and in-kind benefits provided herein shall be treated as follows: (i) the amount of such expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in any other taxable year, except as otherwise allowed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) any reimbursement shall be made no later than the last day of the calendar year following the calendar year in which the expenses to be reimbursed were incurred and (iii) no right to reimbursement or in-kind benefits may be liquidated or exchanged for another benefit.

Payments provided herein are intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). Each payment and benefit hereunder shall constitute a “separately identified” amount within the meaning of Treasury Regulation section 1.409A-2(b)(2).

XI.	PERSONAL SECURITIES TRADING

All employees who are “covered persons” under the Company’s Personal Securities Trading Policy (“Policy”) must agree to abide by the Policy, are bound by the trading restrictions contained in the Policy and must report personal securities holdings and accounts. It is required that you assemble information regarding your personal securities holdings and accounts so that you may report on holdings held in accounts that are beneficially owned and which fall within the restrictions of the Policy within ten days of your employment start date.

XII.	GOVERNING LAW, ARBITRATION, WAIVER OF A JURY TRIAL

Subject to Clause E, above, this Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of New York notwithstanding any New York or other conflict of law provision to the contrary and any dispute or controversy arising out of or relating to this Agreement or your employment, other than injunctive relief as provided in this Agreement, will be settled exclusively by arbitration, conducted before a single arbitrator in New York (applying New York law) in accordance with, and pursuant to, the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). The decision of the arbitrator will be final and binding upon the parties hereto. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Either party may commence litigation in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the Federal Arbitration Act or the New York Arbitration Act. The Company and you will share the AAA administrative fees, the arbitrator’s fee and expenses. Each party shall be responsible for such party’s attorneys’ fees. If this agreement to arbitrate is held invalid or unenforceable then, to the extent not prohibited by applicable law that cannot be waived, you and we hereby waive and covenant that you and we will not assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any action arising in whole or in part under or in connection with this agreement or any matters contemplated hereby, whether now or hereafter arising, and whether sounding in contract, tort or otherwise, and agree that any of the Company or any of its affiliates or you may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the Company and its affiliates, on the one hand, and you, on the other hand, irrevocably to waive the right to trial by jury in any proceeding whatsoever between such parties arising out of or relating to this agreement and that any proceeding properly heard by a court under this agreement will instead be tried in a court of competent jurisdiction by a judge sitting without a jury.

COUNTERPARTS

The Agreement may be executed in any number of counterparts, each of which shall be deemed as original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instruments. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected heron as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

* * * *

IN WITNESS WHEREOF, Marty has hereunto set his hand, and the Company has caused this Agreement to be executed in its name and on its behalf.

ATHENE HOLDING LTD., A Bermuda exempted company

By
Jim Belardi

Its CEO of Athene Holding Ltd.

Marty Klein

Page 9